[EXHIBIT 3.1]

=================================================================






                       Articles of Amendment
                                of
                    Articles of Incorporation
                                of
                          DENTALSERV.COM

























=================================================================

                        STATE OF NEVADA

                     ARTICLES OF AMENDMENT

                              OF

                   ARTICLES OF INCORPORATION

                              OF

                         DENTALSERV.COM

DENTALSERV.COM, a Nevada corporation (the "Corporation"), does hereby certify that:

First:   That the Board of Directors of DentalServ.Com  (the
"Corporation") by unanimous written consent dated as of August 13, 2007, adopted resolutions setting forth proposed amendments to the Articles of Incorporation of the Corporation as hereinafter amended, declaring such amendments to be advisable and calling for the submission of such amendments to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

Resolved, that the Articles of Incorporation of the Corporation be amended by changing Article I so that, as amended, said Article shall be and read as follows:

         ARTICLE I   NAME

 The name of this corporation is: "MEDPRO SAFETY PRODUCTS, INC."

Resolved, that the Articles of Incorporation of the Corporation be amended by changing Article VI so that, as amended, said Article shall be and read as follows:

         ARTICLE VI    AUTHORIZED CAPITAL STOCK

         (a) The total number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000), consisting of Ninety Million (90,000,000) shares of Common Stock, par value $0.001 per share, (hereafter called the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.01 per share, (hereinafter called the "Preferred Stock")

         (b) As of 5:00 PM, Eastern Standard time, on the date on which this Amendment to the Articles of Incorporation is filed with the Secretary of State of the State of Nevada (the "Effective Time"), each four (4) outstanding shares of common stock, par value $.001 per share ("Old Common Stock"), without further action on the part of the Corporation or any of the stockholders, shall automatically be changed into one (1) share of Common
Stock (the "New Common Stock") (referred to herein as the
"Reverse Split"). At the Effective Time, as a result of the Reverse Split, each holder of Old Common Stock shall automatically become the holder of one share of New Common Stock for every four shares of Old Common Stock held by such holder prior thereto. Further, at the Effective Time, each certificate formerly representing a stated number of shares of Old Common Stock shall, as a result of the Reverse Split, represent one share of New Common Stock for each four shares of Old Common Stock represented immediately prior to the Reverse Split.

         (c) Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (hereinafter the "Board"), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolution of the Board prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the Board providing for the issuance of such series of Preferred Stock.

         (b) As of 5:00 PM, Eastern Standard time, on the date on which this Amendment to the Articles of Incorporation is filed with the Secretary of State of the State of Delaware (the "Effective Time"), each 13 outstanding shares of common stock, par value $.001 per share ("Old Common Stock"), without further action on the part of the Corporation or any of the stockholders, shall automatically be changed into one share of Common Stock (the "New Common Stock") (referred to herein as the "Reverse Split"). At the Effective Time, as a result of the Reverse Split, each holder of Old Common Stock shall automatically become the holder of one share of New Common Stock for every 13 shares of Old Common Stock held by such holder prior thereto. Further, at the Effective Time, each certificate formerly representing a stated number of shares of Old Common Stock shall as a result of the Reverse Split represent one share of New Common Stock for each 13 shares of Old Common Stock represented immediately prior to the Reverse Split.

      (c) Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (hereinafter the "Board"), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolution of the Board prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the Board providing for the issuance of such series of Preferred Stock.

All stock when issued will be deemed fully paid and non-assessable. No cumulative voting, on any matter to which shareholders will be entitled to vote, will be allowed for any purpose

The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors will, from time to time determine. Stockholders will not have pre-emptive rights to acquire unissued shares of the stock of this corporation."

Second: That thereafter, pursuant to Section 78.320 of the Private Corporations law, Nevada Revised Statutes, written consents approving the amendments set forth above were signed by holders of outstanding voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting on such date at which all shares entitled to vote thereon were present and voted.

Third: That said amendments were duly adopted in accordance with the provisions of Sections 78.1955, 78.2055, 78.315 & 78.320 of the Private Corporations law, Nevada Revised Statutes.

Fourth: That the capital of the Corporation shall not be reduced under or by reason of said amendments.


                        By: /s/ Lawrence Chimerine
                            ----------------------------
                        Name: Lawrence Chimerine, President, CEO
                             -----------------------------------
                              (Authorized Officer)